AMENDMENT TO THE
ADVISORS SERIES TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT effective as of the 5th day of December, 2013, to the Amended and Restated Custody Agreement dated December 6, 2012, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Kellner Long/Short Fund; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit W is hereby superseded and replaced with Amended Exhibit W attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK, N.A.

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: President	Title: Senior Vice President

Amended Exhibit W to the Separate Series of the
Advisors Series Trust Amended and Restated Custody Agreement

Name of Series	Date Added
Kellner Merger Fund
Kellner Event Fund
Kellner Long/Short Fund	On or after December 5, 2013

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at December, 2012

Annual Fee Based Upon Market Value Per Fund*
___ basis point on average daily market value
Minimum annual fee per fund - $___
Plus portfolio transaction fees

Portfolio Transaction Fees
$___ /book entry DTC transaction/Federal Reserve transaction/principal paydown
$___ /U.S. Bank repo agreement transaction
$___ /short sale
$___ /option/future contract written, exercised or expired
$___ /mutual fund trade/Fed wire/margin variation Fed wire
$___ /physical transaction
$___ /segregated account per year

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus ___.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Bank Loan Services - $___ annual base fee per account

* Subject to annual CPI increase, Milwaukee, MSA

Fees are billed monthly

Advisor’s Signature not required at December 5, 2013 as domestic and global fees are not changing - only the Kellner Long/Short Fund is being added.

Amended Exhibit W (continued) to the Separate Series of the
Advisors Series Trust Amended and Restated Custody Agreement

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at December, 2012
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	___	$___	Lebanon	All	___	$___
Australia	All	___	$___	Lithuania	All	___	$___
Austria	All	___	$___	Luxembourg	All	___	$___
Bahrain	All	___	$___	Malaysia	All	___	$___
Bangladesh	All	___	$___	Mali*	All	___	$___
Belgium	All	___	$___	Malta	All	___	$___
Benin*	All	___	$___	Mauritius	All	___	$___
Bermuda	All	___	$___	Mexico	All	___	$___
Botswana	All	___	$___	Morocco	All	___	$___
Brazil	All	___	$___	Namibia	All	___	$___
Bulgaria	All	___	$___	Netherlands	All	___	$___
Burkina Faso*	All	___	$___	New Zealand	All	___	$___
Canada	All	___	$___	Niger*	All	___	$___
Cayman Islands*	All	___	$___	Nigeria	All	___	$___
Channel Islands*	All	___	$___	Norway	All	___	$___
Chile	All	___	$___	Oman	All	___	$___
China“A” Shares	All	___	$___	Pakistan	All	___	$___
China“B” Shares	All	___	$___	Peru	All	___	$___
Columbia	All	___	$___	Philippines	All	___	$___
Costa Rica	All	___	$___	Poland	All	___	$___
Croatia	All	___	$___	Portugal	All	___	$___
Cyprus*	All	___	$___	Qatar	All	___	$___
Czech Republic	All	___	$___	Romania	All	___	$___
Denmark	All	___	$___	Russia	Equities/Bonds	___	$___
Ecuador	All	___	$___	Russia	MINFINs	___	$___
Egypt	All	___	$___	Senegal*	All	___	$___
Estonia	All	___	$___	Singapore	All	___	$___
Euromarkets(3)	All	___	$___	Slovak Republic	All	___	$___
Finland	All	___	$___	Slovenia	All	___	$___
France	All	___	$___	South Africa	All	___	$___
Germany	All	___	$___	South Korea	All	___	$___
Ghana	All	___	$___	Spain	All	___	$___
Greece	All	___	$___	Sri Lanka	All	___	$___
Guinea Bissau*	All	___	$___	Swaziland	All	___	$___
Hong Kong	All	___	$___	Sweden	All	___	$___
Hungary	All	___	$___	Switzerland	All	___	$___
Iceland	All	___	$___	Taiwan	All	___	$___
India	All	___	$___	Thailand	All	___	$___
Indonesia	All	___	$___	Togo*	All	___	$___
Ireland	All	___	$___	Trinidad & Tobago*	All	___	$___
Israel	All	___	$___	Tunisia	All	___	$___
Italy	All	___	$___	Turkey	All	___	$___
Ivory Coast	All	___	$___	UAE	All	___	$___
Jamaica*	All	___	$___	United Kingdom	All	___	$___
Japan	All	___	$___	Ukraine	All	___	$___
Jordan	All	___	$___	Uruguay	All	___	$___
Kazakhstan	All	___	$___	Venezuela	All	___	$___
Kenya	All	___	$___	Vietnam*	All	___	$___
Latvia	Equities	___	$___	Zambia	All	___	$___
Latvia	Bonds	___	$___

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

Amended Exhibit W (continued) to the Separate Series of the
Advisors Series Trust Amended and Restated Custody Agreement

Base Fee – A monthly base charge of:
Number of positions	Monthly Base Fee
0-5	$___
> 5	$___

▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $___.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.